Exhibit 99


       Florida East Coast Industries Reports First Quarter 2004 Results

    Railway

    -- First quarter 2004 Railway segment's revenues increased 10% to $48.6 million, compared to the prior year period; Railway segment's operating profit increased 26% to $11.1 million from $8.8 million and operating profit before depreciation* increased 18% to $16.1 million from $13.7 million in the first quarter 2003.

    Realty Operations

    -- First quarter 2004 Flagler Development Company's rental and services' revenues increased 9% to $17.2 million versus first quarter 2003; rental properties' operating profit increased 7% to $4.3 million from $4.0 million, and rental properties' operating profit before depreciation and amortization expense* increased 13% to $11.1 million from $9.8 million.

    -- "Same store" occupancy rate continues to improve, increasing to 88% in the first quarter, from 87% in fourth quarter 2003 and 85% in first quarter 2003.

    Realty Sales

    -- Realty sales proceeds totaled $17.6 million in the first quarter;
       included is the sale of a 60,000 square foot build-to-suit office building located in Orlando for $12.6 million which resulted in an after-tax profit of $2.3 million ($3.7 million pre-tax).

    ST. AUGUSTINE, Fla., April 29 /PRNewswire-FirstCall/ -- Florida East Coast Industries, Inc. (NYSE: FLA) (FECI) announced results for the first quarter of 2004.
    Robert W. Anestis, Chairman, President and Chief Executive Officer of Florida East Coast Industries, stated: "Our first quarter results for both businesses were solid, as an improving economy and hard work translated positively to the bottom line. In the first quarter 2004, Railway freight revenues, operating profit, and operating profit before depreciation all increased compared to the first quarter of 2003. The Railway's first quarter revenue growth was stronger than we had expected with carload, driven by aggregate, and intermodal, benefiting from an improved economy and new marketing initiatives, increasing 7.7% and 12.8%, respectively. As a result we are increasing our 2004 full year outlook for the Railway's revenues and operating profit growth from low single digits to mid to upper single digits. Flagler, our real estate subsidiary, reported an increase of 8.5% in rental and services' revenues, higher rental properties' operating profit before depreciation and amortization expense and improved 'same store' occupancy compared to both the prior year period and the fourth quarter 2003."
    Mr. Anestis continued: "We are cautiously optimistic about the Florida economy for the balance of 2004 and remain enthusiastic about the Company's short-term and long-term prospects. During the quarter, proceeds from realty asset sales totaled $17.6 million, of which $12.6 million is reported in discontinued operations. We ended the quarter with $133 million in cash and although we are making substantial capital investments for growth in our real estate business, we anticipate that we will have significant excess cash which we expect to distribute to our shareholders in a tax efficient, beneficial way as 2004 unfolds."
    For the first quarter 2004, FECI reported consolidated revenues of $71.6 million, compared to $75.8 million for the first quarter 2003. Revenues for the first quarter 2004 included realty sales of $5.0 million, compared to $14.9 million in the first quarter 2003. Income from continuing operations was $5.9 million, or $0.16 per diluted share, for the first quarter 2004 (which includes $1.8 million of after-tax profit from land sales), compared to income of $7.0 million, or $0.19 per diluted share, for the first quarter 2003 (which includes $3.9 million of after-tax profit from land sales). FECI reported consolidated first quarter 2004 net income of $8.3 million, or $0.22 per diluted share, compared to $6.9 million, or $0.19 per diluted share, for the prior year quarter. Included in net income is income from discontinued operations related to the sale of office buildings.
    The Company's expectations for full year 2004 operating results assume continuing improvement in the national and Florida economies. Given the Railway's strong first quarter results, the Company is revising its 2004 full year expectations for Railway segment revenue and operating profit growth to mid to upper single digits from low single digits. Capital expenditures for the Railway, before the purchase of any strategic land parcels to be inventoried for future Railway customers, are expected to range between $30 and $33 million. The Company expects Flagler's 2004 rental and services' revenues to range between $68 and $70 million, an increase of 6% to 9% over 2003. Flagler's rental properties' operating profit before depreciation and amortization expense is expected to range between $43 and $45 million in 2004, an increase of 6% to 11% over 2003. Operating profit from operating properties' rents is expected to range between $18 and $20 million. Capital investment at Flagler for 2004 is expected to be between $75 and $85 million. The Company's expectations for Flagler's 2004 results may change if Flagler sells finished buildings in 2004, which it has done opportunistically in prior years.

    Railway First Quarter Results

    -- Florida East Coast Railway (Railway) segment's revenues in the first quarter 2004 increased 9.7% to $48.6 million from $44.3 million in the prior year period. Included in the first quarter 2004 revenue increases were $0.6 million of fuel surcharges, compared to $0.4 million in 2003.

    -- Total carload revenues grew 7.7% primarily due to an 18.7% increase in stone and aggregate revenues, reflecting a combination of improved pricing, strong construction demand and new business from existing customers. Intermodal revenues (which include drayage) increased 12.8% compared to the prior year period, reflecting improved pricing, new customers, improvements in the parcel/LTL and domestic truckload segments and continued success with the "Hurricane Train".

    -- Railway segment's operating profit increased 25.8% to $11.1 million in the first quarter 2004 versus $8.8 million in the first quarter of 2003 due to higher revenues, partly offset by higher salary and wage expense and increased expenses in support of higher revenue. As a result, the Railway's operating ratio was 77% compared to 80% in the prior year quarter.

    -- In the first quarter the Railway, in conjunction with CSX, announced the "Nighthawk" a new intermodal service from North Bergen, NJ and Baltimore to Miami. This service is another example of the Railway extending its reach by partnering with its connecting carriers.

    Realty First Quarter Results

    Rental Portfolio Results

    -- Flagler Development Company's (Flagler) rental and services' revenues increased 8.5% to $17.2 million for the first quarter 2004 versus $15.8 million in the first quarter of 2003. The increased revenues resulted primarily from "same store" properties (which included a $0.4 million net termination fee), buildings acquired and newly constructed properties.

    -- Rental properties' operating profit was $4.3 million for the first quarter 2004 versus $4.0 million in the prior year period. The rental properties' operating profit was reduced by a $1.4 million write-off of tenant improvements and common areas related to the renovation of two office buildings in Jacksonville. Rental properties' operating profit before depreciation and amortization expense for the quarter increased 13.4% to $11.1 million compared to $9.8 million in the first quarter 2003. Rental properties' operating profit before depreciation and amortization expense benefited primarily from improvements in "same store" properties, buildings acquired and newly constructed properties.

    -- Flagler's overall occupancy rates increased to 89% in the first quarter, compared to 86% in the first quarter 2003, and 88% in the fourth quarter 2003.

    Development and Sales Activity

    -- During the first quarter, Flagler commenced development and construction of two, 4-story, Class-A office buildings. One, a 114,000 square foot building will be located within Flagler Center in Jacksonville and the second a 137,000 square foot office building will be located within SouthPark Center, Flagler's business park in Orlando. Both business parks are approximately 95% occupied.

    -- At quarter end, Flagler had seven projects, totaling 1,057,000 square feet, in various stages of development (113,000 square feet in the lease-up stage, 490,000 square feet in the construction stage, which includes 239,000 square feet of build-to-suit and 454,000 square feet in pre-development).

    -- On March 31, 2004, Flagler sold a 60,000 square foot build-to-suit, located in SouthPark Center for $12.6 million, recording a $2.3 million after-tax gain ($3.7 million pre-tax).

    -- Property under sale contracts at March 31, 2004 totaled $88.2 million and other property was listed for sale at asking prices totaling $37.2 million. The Company expects full year 2004 realty sales of $105 to $115 million, which includes the $80 million sale of a 465-acre land parcel announced on February 9, 2004 and expected to close in the fourth quarter of 2004.

    Capitalization

    -- The Company's cash balance on March 31, 2004 was $133.1 million. Debt on March 31, 2004 was $240.5 million, composed of non-recourse, fixed rate real estate mortgages.

    * A reconciliation to the most comparable GAAP measures is provided in the last table of the release, "RECONCILIATION OF NON-GAAP TO GAAP MEASURES".

    About Florida East Coast Industries, Inc.
    Florida East Coast Industries, Inc., headquartered in St. Augustine, FL, conducts operations through two wholly owned subsidiaries, Flagler Development Company (Flagler) and Florida East Coast Railway, L.L.C. (FECR). Flagler owns, develops, leases and manages 6.7 million square feet of commercial and industrial space, as well as an additional 490,000 square feet under construction, and owns approximately 814 acres of entitled land and approximately 2,500 acres of additional Florida properties. FECR is a regional freight railroad that operates 351 miles of main line track from Jacksonville to Miami and provides intermodal drayage services at terminals located in Atlanta, Jacksonville and Miami. For more information, visit the Company's website at http://www.feci.com.

    Florida East Coast Industries, Inc. will hold a conference call to discuss first quarter 2004 results this morning, Thursday, April 29, 2004, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). This call will be web cast live by CCBN and can be accessed at the Company's website, www.feci.com, with an archived version of the web cast available approximately two hours after completion of the call. The dial-in numbers for the call are (888) 868-9078 or
(973) 582-2792. A replay of the call will be available approximately two hours after completion of the call through Thursday, May 6, 2004 by dialing
(877) 519-4471 or (973) 341-3080 and entering access code 4656510.

    This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include the Company's present expectations or beliefs concerning future events. These statements may be identified by the use of words like "plan," "expect," "aim," "believe," "project," "anticipate," "intend," "estimate," "will," "should," "could," "may", and other expressions that indicate future events and trends. The Company cautions that such statements are necessarily based on certain assumptions, which are subject to risks and uncertainties that could cause actual results to materially differ from those contained in these forward-looking statements. Important factors that could cause such differences include, but are not limited to, the changing general economic, business, competitive, regulatory and market conditions (particularly in the state of Florida, the southeast US and the Caribbean) and other risks inherent in the real estate and other businesses of the Company. Further information on these and other risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's most recently filed Forms 10-K and 10-Q. The Company assumes no obligation to update the information contained in this news release, which speaks only as of its date.


                     FLORIDA EAST COAST INDUSTRIES, INC.
                      CONSOLIDATED STATEMENTS OF INCOME
               (dollars in thousands, except per share amounts)
                                 (unaudited)

                                                             Three Months
                                                            Ended March 31
                                                            2004       2003

    Operating revenues                                     71,604     75,760
    Operating expenses                                    (60,925)   (62,407)
    Operating profit                                       10,679     13,353

    Interest income                                           196        114
    Interest expense                                       (3,946)    (4,297)
    Other income                                            2,697      2,251
                                                           (1,053)    (1,932)

    Income before income taxes                              9,626     11,421
    Provision for income taxes                             (3,706)    (4,397)
    Income from continuing operations                       5,920      7,024

    DISCONTINUED OPERATIONS
    Income from operation of discontinued operations
     (net of taxes)                                            99         80
    Gain (loss) on disposition of discontinued
     operations (net of taxes)                              2,303       (187)
    Income (loss) from discontinued operations              2,402       (107)

    Net income                                              8,322      6,917

    EARNINGS PER SHARE
    Income from continuing operations - basic and diluted    0.16       0.19
    Gain on disposition of discontinued operations - basic   0.07         --
    Gain on disposition of discontinued operations - diluted 0.06         --
    Net income - basic                                       0.23       0.19
    Net income - diluted                                     0.22       0.19


    (Prior year's results have been reclassified to conform to current year's presentation, including discontinued operations.)


                       INFORMATION BY INDUSTRY SEGMENT
                 (dollars in thousands, except share amounts)
                                 (unaudited)

                                                             Three Months
                                                            Ended March 31
                                                            2004       2003
    Operating Revenues
      Railway operations                                   48,557     44,271
      Realty:
        Flagler realty rental and services                 17,197     15,845
        Flagler realty sales                                4,031     12,259
        Other rental                                          802        747
        Other sales                                         1,017      2,638
      Total realty                                         23,047     31,489
      Total revenues*                                      71,604     75,760

    Operating Expenses
      Railway operations                                   37,450     35,440
      Realty:
        Flagler realty rental and services                 15,469     14,324
        Flagler realty sales                                2,199      8,633
        Other rental                                          827      1,094
      Total realty                                         18,495     24,051
      Corporate general & administrative                    4,980      2,916
      Total expenses*                                      60,925     62,407

    Operating Profit (Loss)
      Railway operations                                   11,107      8,831
      Realty                                                4,552      7,438
      Corporate general & administrative                   (4,980)    (2,916)
      Operating profit                                     10,679     13,353

    Interest income                                           196        114
    Interest expense                                       (3,946)    (4,297)
    Other income                                            2,697      2,251
                                                           (1,053)    (1,932)

    Income before income taxes                              9,626     11,421
    Provision for income taxes                             (3,706)    (4,397)
    Income from continuing operations                       5,920      7,024

    Discontinued Operations
    Income from operation of discontinued operations
     (net of taxes)                                            99         80
    Gain (loss) on disposition of discontinued
     operations (net of taxes)                              2,303       (187)

    Net Income                                              8,322      6,917

    Average shares outstanding - basic                 36,578,461 36,487,969
    Average shares outstanding - diluted               37,244,258 36,696,988

    (Prior year's results have been reclassified to conform to current year's presentation, including discontinued operations.)

   *For years presented, there are no intersegment revenues and expenses.


                     FLORIDA EAST COAST INDUSTRIES, INC.
                         CONSOLIDATED BALANCE SHEETS
                            (dollars in thousands)

                                                     March 31    December 31
                                                        2004         2003
                                                    (unaudited)

    Assets
    Cash and equivalents                                133,122      125,057
    Other current assets                                 49,418       46,447
    Properties, less accumulated depreciation           808,245      814,683
    Other assets and deferred charges                    22,336       22,163
    Total assets                                      1,013,121    1,008,350

    Liabilities and Shareholders' Equity
    Short-term debt                                       2,890        2,838
    Other current liabilities                            54,888       63,860
    Deferred income taxes                               139,592      135,497
    Long-term debt                                      237,563      238,305
    Accrued casualty and other liabilities                8,988        9,717
    Shareholders' equity                                569,200      558,133
    Total liabilities and shareholders' equity        1,013,121    1,008,350


                     FLORIDA EAST COAST INDUSTRIES, INC.
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (dollars in thousands)
                                 (unaudited)

                                                          Three Months Ended
                                                               March 31
                                                           2004        2003
    Cash Flows from Operating Activities
      Net income                                           8,322       6,917
      Adjustments to reconcile net income to cash
       generated by operating activities                  12,669      10,751
      Changes in operating assets and liabilities        (11,323)     (9,306)
    Net cash generated by operating activities             9,668       8,362

    Cash Flows from Investing Activities
      Purchase of properties                             (19,254)    (35,302)
      Proceeds from disposition of assets                 17,648      14,897
    Net cash used in investing activities                 (1,606)    (20,405)

    Cash Flows from Financing Activities
      Payments of debt                                      (690)    (44,643)
      Payment of dividends                                (1,476)       (916)
      Other                                                2,169         579
    Net cash provided by (used in) financing activities        3     (44,980)

    Net Increase (Decrease) in Cash and Cash
     Equivalents                                           8,065     (57,023)
    Cash and Cash Equivalents at Beginning of Period     125,057      83,872
    Cash and Cash Equivalents at End of Period           133,122      26,849


                          RAILWAY OPERATING RESULTS
                            (dollars in thousands)
                                 (unaudited)

                                                           Three Months
                                                          Ended March 31
                                                      2004             2003

    Operating revenues                               48,557           44,271
    Operating expenses                               37,450           35,440
    Operating profit                                 11,107            8,831

    Operating ratio                                   77.1%            80.1%

    Railway segment's operating profit
     before depreciation                             16,129           13,675
    Total FECR legal entity EBITDA                   20,275           19,139


                               RAILWAY TRAFFIC
                         Three Months Ended March 31
                       (dollars and units in thousands)



                          2004    2003   Percent    2004      2003     Percent
    Commodity            Units   Units  Variance  Revenues  Revenues  Variance

    Rail Carloads
      Crushed stone
       (aggregate)        32.3    28.9    11.8     15,109    12,724     18.7
      Construction
       materials           1.3     1.3      --        800       736      8.7
      Vehicles             6.1     6.2    (1.6)     4,708     4,887     (3.7)
      Foodstuffs &
       kindred             3.0     3.0      --      2,306     2,153      7.1
      Chemicals &
       distillants         1.0     0.9    11.1      1,124       969     16.0
      Paper & lumber       1.3     2.1   (38.1)     1,376     2,050    (32.9)
      Other                4.2     4.2      --      2,531     2,437      3.9
      Total carload       49.2    46.6     5.6     27,954    25,956      7.7
    Intermodal            64.9    62.2     4.3     19,643    17,416     12.8
      Total freight
       units/revenues    114.1   108.8     4.9     47,597    43,372      9.7
    Ancillary revenue       --      --      --        960       899      6.8

    (Prior year's results have been reclassified to conform to current year's presentation. Previously, drayage revenues were shown separately but are now classified for all periods in intermodal revenues, given their integrated relationship.)


                           REALTY SEGMENT REVENUES

                                                             Three Months
                                                            Ended March 31
    (dollars in thousands)                                 2004        2003
    Rental revenues - Flagler                             14,456      12,960
    Rental income - straight-line rent adjustments         1,106       1,066
    Operating expense recoveries                           1,116       1,216
    Rental revenues - undeveloped land                       218         302
    Equity pickups                                            --          62
    Other rental revenues                                    301         239
       Total rental revenue - Flagler properties          17,197      15,845
    Realty revenues - other realty operations                802         747
          Total rental revenues                           17,999      16,592

    Building and land sales - Flagler                      4,031      12,259
    Building and land sales - other realty operations      1,017       2,638
          Total building and land sales revenues           5,048      14,897

       Total realty segment revenues                      23,047      31,489

    (Prior year's results have been reclassified to conform to current year's presentation.)


                           REALTY SEGMENT EXPENSES



                                                             Three Months
                                                            Ended March 31
    (dollars in thousands)                                 2004        2003
    Real estate taxes - developed                          2,129       2,109
    Repairs & maintenance - recoverable                      571         593
    Services, utilities, management costs                  3,000       2,884
        Total expenses subject to recovery -
         Flagler properties                                5,700       5,586

    Real estate taxes - Flagler undeveloped land           1,005         994
    Repairs & maintenance - non-recoverable                  299         150
    Depreciation & amortization - Flagler                  7,316       5,977
    SG&A - non-recoverable - Flagler                       1,149       1,617
        Total - non-recoverable expenses -
         Flagler properties                                9,769       8,738
      Total rental expenses - Flagler properties          15,469      14,324

    Real estate taxes - other undeveloped land                64         116
    Depreciation & amortization - other                       38          10
    SG&A - non-recoverable - other                           725         968
         Total rental expenses - other realty operations     827       1,094
      Total rental expenses                               16,296      15,418

    Realty sales expenses                                  2,199       8,633

    Total operating expenses                              18,495      24,051

    (Prior year results have been reclassified to conform to current year's presentation.)


                        FLAGLER REAL ESTATE STATISTICS
                                 (unaudited)

                                                             Three Months
                                                            Ended March 31
                                                           2004        2003
    Property types
    Office (sq. ft. in 000's)                              2,047       2,047
    Industrial (sq. ft. in 000's)                          4,459       4,591

    100% owned properties
    Rentable square feet (in 000's)                        6,506       6,638
    Occupied square feet (in 000's)                        5,790       5,683
    Number of buildings owned                                 59          60
    Occupancy rate                                           89%         86%

    Buildings held in partnership
    Rentable square feet (in 000's)                           --         292
    Occupied square feet (in 000's)                           --         243
    Number of buildings                                       --           3
    Occupancy rate                                            --         83%

    Same store statistics
    Same store square footage (in 000's)                   5,907       5,907
    Same store occupancy (sq. ft. in 000's)                5,191       5,008
    Same store buildings                                      55          55
    Same store revenues (in 000's)                       $15,445      14,517
    Same store occupancy rate                                88%         85%

    Properties in the pipeline
    Number of projects                                         7           8
    Lease-up (sq. ft. in 000's)                              113          --
    In construction (sq. ft. in 000's)                       490         403
    Predevelopment (sq. ft. in 000's)                        454         591
    Total                                                  1,057         994

    Entitlement pipeline
    Acres                                                    814         930
    Total square feet  (in 000's)                         13,338      15,125
    Office (sq. ft. in 000's)                              7,429       8,578
    Industrial (sq. ft. in 000's)                          5,401       6,268
    Commercial (sq. ft. in 000's)                            508         279


                 RECONCILIATION OF NON-GAAP TO GAAP MEASURES
                            (dollars in thousands)
                                 (unaudited)

                                                   Three Months
                                                  Ended March 31
                                                   2004    2003

    Railway operating profit                      11,107    8,831
    Depreciation expense - railway operations      5,022    4,844
    Railway segment's operating profit before
     depreciation                                 16,129   13,675

    Total FECR legal entity net income             9,421    8,827
    Depreciation expense - legal entity            5,070    4,891
    Interest income                                 (113)    (105)
    Income tax expense                             5,897    5,526
    Total FECR legal entity EBITDA                20,275   19,139

                                                                 (in millions)
                                                   Three Months     Forecast
                                                  Ended March 31   Full Year
                                                   2004    2003      2004

    Rental properties' operating profit            4,303    4,035   $18-$20
    Rental properties' depreciation and
     amortization expense                          6,798    5,753     $25
    Rental properties' operating profit before
     depreciation and amortization expense        11,101    9,788   $43-$45

    The Company reports certain non-GAAP measures for the Company's railway business and a portion of its real estate business. The Company believes these measures to be performance measures that investors commonly use to value the relevant businesses and to evaluate their ongoing performance. The Company operates in two distinctly different lines of businesses, railway and realty, which many investors value and evaluate separately, using metrics similar to the non-GAAP financial measures provided by the Company. The Company also uses some of these measures internally as part of its incentive compensation plans for management employees.

SOURCE  Florida East Coast Industries, Inc.
    -0-                             04/29/2004
    /CONTACT: Investors - Bradley D. Lehan, +1-904-819-2128, or Media - Husein A. Cumber, +1-904-826-2280, both of Florida East Coast Industries, Inc./
    /Web site:  http://www.feci.com /
    (FLA)

CO:  Florida East Coast Industries, Inc.
ST:  Florida
IN:  TRN FIN
SU:  ERN CCA